Exhibit 10.01

CONSULTING AGREEMENT

Between E4 LLC / Joseph Esposito & Aduromed Corporation

THIS IS AN AGREEMENT, effective August 4, 2008 between E4 LLC, a Florida based company (hereinafter called “Consultant”), and Aduromed Industries, Inc. and Aduromed Corporation, both having an address at 3 Trowbridge Drive, Bethel, Connecticut 06801 (hereinafter collectively called “Customer”). Upon execution by the parties, this agreement replaces and supersedes the consulting agreement dated and signed on August 23, 2007 that is currently in place between E4 LLC and Aduromed Corporation.

WHEREAS, Customer desires to obtain the Professional Services of Consultant, (hereinafter called “Services”), and

WHEREAS Consultant represents that he is willing to render such services for the benefit of the Customer;

NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties hereto agree as follows:

1. SCOPE OF SERVICES

During the life of this Agreement, Customer agrees to retain the services of E4 LLC and Joseph Esposito to advise Customer on matters related to the successful operation, marketing and business development of their medical waste management business on a best efforts basis to achieve annual goals established with the board of directors.

2. BEST EFFORTS BY CONSULTANT

Consultant agrees to apply a commercially reasonable best effort to the tasks assigned and to the problems and matters defined and presented by Customer to Consultant for advice and assistance and to be available to Customer during the term of this Agreement, under the direction of the Customer, at reasonable times and locations as required, to participate in meetings, to consult with Customer’s employees, including telephone consultations, and to aid, advise and assist Customer in connection with such tasks, problems and matters defined and presented to Consultant by Customer. Consultant warrants that the services provided hereunder will be of the highest professional quality commensurate with Consultant’s reputation.

Notwithstanding the foregoing, nothing herein contained shall be construed as creating the relation of employer and employee between the parties, and Consultant shall be deemed at all times to be an independent contractor. Consultant is not eligible for, nor entitled to, any of the employee benefits for which Customer’s employees are eligible.

3. COMPENSATION and PAYMENT TERMS

Compensation for services provided by the Consultant will be as follows:

•
$144,000.00 per quarter for the period from August 4, 2008 to November 4, 2008 and $72,000.00 per quarter thereafter, in each case payable quarterly in advance commencing on August 4, 2008. Said payment is to be wired per instructions to be provided.

•
Consultant will be provided 12,000,000 warrants with a strike price of $0.025 and 12,000,000 options with a strike price of $0.025, both of which may be exercised (cashless) consistent with company’s stock plan and with the options vesting 1/3 per year commencing on August 4, 2008 and thereafter on the anniversary date of such date.

•	Consultant is eligible for incentive compensation to be determined by the board of directors.

•	All Out-of-pocket costs will be invoiced at the end of each month and payment for said invoices will be net 15 days.

If, during the term of this Agreement, Consultant should fail to perform his duties hereunder on account of (i) physical or mental illness or other incapacity which Customer shall in good faith determine renders Consultant incapable of performing his duties hereunder, and such illness or other incapacity shall continue for a period of more than six (6) consecutive months
("Disability"), or (ii) death of the Consultant, Customer shall have the right, on written notice delivered to Consultant to terminate this Agreement. During the period that Consultant shall have been incapacitated due to Disability or upon his death, Consultant shall continue to receive his full compensation provided for in this Section 3 until the date of termination specified in such written notice (“Date of Termination”). On the Date of Termination Customer shall pay to Consultant or his estate in a lump sum an amount equal to all remaining unpaid compensation payable under this Section 3 for the full period through the Date of Termination. In addition, Customer shall pay to Consultant compensation payable under this Section 3 for a full one (1) year period commencing on the Date of Termination, such compensation to be paid in accordance with the payment schedule set forth above during the course of such additional one year period. In addition, on such termination, all of Consultant's unvested options, warrants and rights relating to capital stock of Customer shall immediately vest and become exercisable. The term of any such options, warrants and rights shall be extended to the fifth anniversary of the Date of Termination.

4. NON-DISCLOSURE

4.1 Consultant agrees not to disclose at any time, during the period of this Agreement and for a period of two years thereafter, any confidential information obtained from Customer or Customer’s customers, nor display, for any purposes, any drawings, letters, reports, or other form of confidential information or any copy or reproduction thereof belonging to Customer or Customer’s customers without due written authorization from Customer’s properly authorized officer. Information shall not be deemed confidential if it is information which (a) Consultant can show was in his possession at the time of disclosure and was not acquired at any time directly or indirectly from Customer; (b) Consultant can show was generally known to the public at the time of disclosure; (c) Consultant can show was independently received from a third party having the legal right to transmit same; or (d) which is authorized in writing by Customer to be released.

4.2 Upon request, Consultant will promptly return to Customer any and all written material, drawings, and other documentary material furnished to Consultant by Customer for the purposes of this Agreement, and shall not retain copies or excerpts thereof.

5. PRIOR OBLIGATIONS OF CONSULTANT

Consultant represents and warrants to Customer that Consultant is under no contract, agreement or other obligation that will prevent Consultant from giving any information to Consultant which Consultant is to convey hereunder nor which will prevent Customer from receiving and using such information nor which will prevent Customer from receiving the benefit of Consultant’s services during the term of this Agreement.

6. CONFLICT OF INTEREST

Both Consultant and Customer acknowledge that Consultant is in the business of providing professional services to potential customers and competitors of Customer. As such, even though the actual customer list of Consultant is confidential, Customer will advise Consultant of those parties wherein there would be a conflict of interest with certain types of assignments requested of Consultant by Customer. If such a conflict of interest exists at the time of this assignment, Consultant will so acknowledge and Consultant will not proceed with the assignment due to the existence of a conflict of interest.

7. RELEASE

The Consultant and Customer each mutually agree to indemnify, defend and hold harmless the other (and the other’s parent company, affiliates, subcontractors vendors, officers, directors, employees, agents, consultants and representatives) from and against any and all claims, demands, suits, liabilities, injuries (personal or bodily) causes of action, losses, expenses, damages or penalties, including without limitation court costs and reasonable attorneys’ fees, to the extent arising or resulting from the negligent acts or omissions of the indemnifying party.

8. ASSIGNMENT

Neither party may assign this Agreement, without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of, the successors and permitted assigns of the parties hereto.

9. TERM AND TERMINATION

9.1 Subject to Section 3 hereof, Customer agrees to retain Consultant for a period commencing on August 4, 2008 and extending until August 3, 2011.

9.2 In the event of any merger, consolidation, sale of assets or other similar transaction or series of transactions involving Customer (a “change of control”), other than any such transaction or transactions following which Customer or its stockholders continue to own a majority of the combined voting power of the outstanding securities of the corporation or other entity surviving or succeeding to the business of Customer, the “Customer” acknowledges that the “Consultant” has completely fulfilled its obligations under the agreement and the “Customer” agrees to pay the “Consultant” all fees that are payable for the entire agreement per paragraph 3. In addition, “Consultant” shall be provided the full amount of the shares due per the agreement and vesting of all remaining unvested options will be accelerated and said vested options may be sold by the “Consultant” at the value contemplated as part of the change of control.

9.3 Either Party shall have the right to terminate this Agreement in the event of a breach of a material provision of this Agreement by the other Party, upon one day written notification and a thirty (30) day “Cure Period”.

In the event of a material breach by “Customer” that is not remedied within the thirty (30) day “Cure Period” then “Customer” agrees to pay the “Consultant” within fifteen days all fees including stock that are payable for the entire agreement per paragraph 3. In addition, “Consultant” shall be provided the full amount of the shares due per the agreement and vesting of all remaining unvested options will be accelerated and said vested options may be sold by the “Consultant” at the value contemplated as part of the change of control and, or sales transaction should such transaction occur.

In the event of a material breach by “Consultant” that is not remedied within the thirty (30) day “Cure Period” then “Customer” agrees to pay the “Consultant” within fifteen days all fees that are payable per paragraph 3 through the end of the “Cure Period”. The “Consultant” shall retain the stock earned and options vested to the end of the “Cure period”.

9.4 The obligations of Consultant pursuant to Paragraphs 4 shall remain in force after Termination of this Agreement.

10. MISCELLANEOUS

10.1 This Agreement constitutes the entire Agreement between Customer and Consultant and no modifications thereto shall be binding unless such modifications are in a written instrument executed by each of the respective parties stating the parties mutual agreement as to (a) change in the scope of the work, (b) the adjustment if any, in the charges, and (c) the adjustment, if any, in the time for performing the work. This Agreement supersedes all prior oral and written agreements and understandings between the parties hereto on the same subject matter. In the event of any conflict between the terms hereof and any Purchase Order(s) which may be issued by the Customer in support of Services hereunder, shall be governed by the terms of this Agreement.

10.2 This Agreement shall be construed and enforced under the laws of the State of New York, without regard for conflict of law rules. In the event any provision of this Agreement shall be held to be invalid or unenforceable, such provision shall be separable from and shall not affect the validity or enforceability of the remaining provisions of this Agreement.

IN WITNESS HEREOF, the parties do hereby agree to the full performance of this Agreement effective as of the date set forth above.

E4LLC “Customer”		Aduromed Corporation and Aduromed Industries, Inc.
“Consultant”

By:	/s/ Joseph Esposito	By:	/s/ Kevin T. Dunphy
	Joseph Esposito		Kevin T. Dunphy